                                                                 EXHIBIT 99.1

[GENCORP logo]


NEWS RELEASE


INVESTOR CONTACT: YASMIN SEYAL
                  SENIOR VICE PRESIDENT & CHIEF FINANCIAL OFFICER
                  GENCORP INC.
                  916-351-8585

PRESS CONTACT:    LINDA BEECH CUTLER
                  VICE PRESIDENT, CORPORATE COMMUNICATIONS
                  GENCORP INC.
                  916-351-8650


FOR IMMEDIATE RELEASE

               GENCORP REPORTS 2002 4TH QUARTER AND ANNUAL RESULTS




SACRAMENTO, CA - January 23, 2002 - GenCorp Inc. (NYSE: GY) today reported net income for 2002 of $30 million ($0.69 per share) compared to net income of $128 million ($3.00 per share) for 2001. Results for 2002 reflect performance improvements in the Company's operations, driven by lower cost structures for GDX Automotive and Fine Chemicals, increased sales for Aerospace and Defense and Fine Chemicals, and improved production efficiencies at GDX Automotive and Fine Chemicals. The decline in earnings from 2001 reflects several events that improved earnings in 2001 and reduced earnings in 2002, and lower income from employee retirement benefit plans. The most significant of these events were sales of the Company's space electronics business (EIS) and 1,100 acres of Sacramento land, both in the fourth quarter of 2001. Sales for 2002 totaled $1.1 billion compared to $1.5 billion in 2001, which included $398 million in sales from the EIS business.

Net income for the fourth quarter totaled $13 million ($0.28 per share) for 2002 compared to net income of $106 million ($2.47 per share) for 2001. Sales for the fourth quarter in 2002 were $317 million, compared to $367 million reported in 2001.

Our guidance for the year was the lower end of $0.90 to $1.00 per share excluding unusual items and restructuring charges, which totaled $17 million for 2002. On this basis the company met its guidance at the low end of the range of $0.90 per share.

The following table summarizes significant year over year changes in income before taxes for the fourth quarter and full year (in millions):


                                                             Income before taxes
                                                        ---------------------------
                                                          Fourth
                                                          Quarter        Annual
Year-to-year changes
-------------------------------------------------------
2002                                                            $15            $42
2001                                                            172            187
                                                        ------------   ------------
                                                              ($157)         ($145)
                                                        ============   ============

Description of year-to-year changes
-------------------------------------------------------
GDX AUTOMOTIVE OPERATIONS                                       $18            $48     IMPROVED RESULTS
Employee retirement benefit plans income                         (2)            (6)
                                                        ------------   ------------
GDX Automotive operating profit                                  16             42
                                                        ------------   ------------

AEROSPACE AND DEFENSE OPERATIONS                                  3              5     IMPROVED RESULTS
Employee retirement benefit plans income                         (5)           (24)
EIS contribution before sale                                     (5)           (30)
2001 real estate sale                                           (23)           (23)
                                                        ------------   ------------
Aerospace and Defense operating profit                          (30)           (72)
                                                        ------------   ------------

FINE CHEMICALS OPERATING PROFIT                                   3             17     IMPROVED RESULTS
Restructuring and unusual items                                (146)          (128)
Interest, corporate and other                                    --             (4)
                                                        ------------   ------------
                                                              ($157)         ($145)
                                                        ============   ============


"We are pleased with our 2002 operating performance and our earnings, which were in accordance with our earlier guidance," said Terry L. Hall, president and CEO. "Both our GDX Automotive and Fine Chemicals businesses returned to profitability in 2002, successfully implementing restructuring programs which improved their cost structures. We anticipate both of these businesses continuing to improve their profitability in 2003."

"At our Aerospace and Defense business, Aerojet, we saw solid operating performance with revenues up $63 million when compared to 2001, excluding sales from our former EIS business and a 2001 real estate sale. In 2002 we took a major step in our goal to grow this business by acquiring General Dynamics Space Propulsion and Fire Suppression business (GDSS). In 2003 we anticipate continuing to grow our Aerospace and Defense business. We were pleased this December when Aerojet's liquid propulsion Exoatmospheric Kill Vehicle (EKV) was selected by the U.S. Missile Defense Agency for the nation's first defensive missile deployment. We are waiting for announcements regarding volume and production schedules to determine the revenue impact of this decision."

"In 2002 we reached a major milestone in our real estate strategy when we completed the successful release of approximately 2,600 acres from the Aerojet Superfund Site designation. Our goal is to develop our real property to maximize the value embedded in these assets by selling or leasing parcels for development by others or through developing the property, alone or in conjunction with one or more partners. During the year we added real estate professionals to our management team to help us execute our real estate strategy," concluded Mr. Hall.

OPERATIONS REVIEW
GDX Automotive
GDX Automotive returned to profitability in 2002, with operating profit improving to $38 million, compared to an operating loss of $4 million in 2001. Excluding a decrease in income from employee retirement benefit plans, operating profit for the segment increased by $48 million in 2002 compared to the prior year. In 2001, GDX Automotive initiated restructuring programs to lower production costs and improve efficiency. Benefits from these programs were realized in 2002 with improvement in manufacturing costs (labor, overhead and scrap). Also contributing to improved results were further integration and consolidation of the Draftex acquisition and improvements in asset management. Operating income was adversely impacted by a pricing concession of $21 million to GDX Automotive's major customers and a $6 million decline in income from employee retirement benefit plans. Sales were $806 million in 2002, essentially unchanged from 2001 ($808 million). Sales increases resulting from favorable exchange rate impacts were offset by $21 million in pricing concessions to GDX Automotive's major customers.

Operating profit for the fourth quarter in 2002 was $13 million compared to a loss of $3 million for the prior year quarter. The improved earnings reflect the effects of restructuring activities initiated in 2001. Fourth quarter sales for GDX Automotive were $217 million compared to $210 million in 2001.

Aerospace and Defense
In October 2002, Aerojet completed the previously announced acquisition of GDSS from General Dynamics' Ordnance and Tactical Systems Division for cash of $93 million, including transaction costs.

Operating profit for the Aerospace and Defense segment was $59 million for 2002, compared to $131 million in 2001. Excluding results of the EIS business, gain on the real estate sale, and a decrease in income from employee retirement benefit plans, operating profit for the segment increased by $5 million in 2002 compared to the prior year. Aerojet's sales totaled $277 million for 2002, compared to $640 million in 2001. Excluding results of the EIS business and the real estate sale, sales for the segment increased $63 million in 2002 compared to the prior year. The increase is attributable to the delivery of a NASA X-38 DeOrbit Propulsion Stage, Aerojet's work on the COBRA booster engine, the GDSS acquisition, and other programs.

Fourth quarter operating profit in 2002 was $15 million compared to $45 million in 2001. Excluding the results of the EIS business, gain on a real estate sale, and a decrease in income from employee retirement benefit plans, the operating profit for the segment increased by $3 million as compared to the fourth quarter of 2001. Fourth quarter sales for Aerojet were $76 million as compared to $129 million for the comparable quarter in 2001. Excluding EIS and the real estate sale, sales for the fourth quarter of 2002 increased $25 million over fourth quarter 2001, due largely to increased volume in missile defense and armaments programs, and the GDSS acquisition.

As of November 30, 2002, Aerojet's contract backlog was $773 million. Funded backlog, which includes only the amount of those contracts for which money has been directly authorized by the U.S. Congress, or for which a firm purchase order has been received by a commercial customer, was approximately $416 million as of November 30, 2002. Aerojet was recently notified that funding for the Titan program will be restructured in 2003 reducing Aerojet's funded backlog by $58 million with no change to total contract backlog; Aerojet expects this funding to be incrementally restored in future years.

Fine Chemicals
Fine Chemicals' operating profit for 2002 was $3 million compared to an operating loss of $14 million for 2001. The significant improvement in Fine Chemicals' financial performance reflects its success in recent strategic sales initiatives, the benefit of volume-related production efficiencies, and a restructuring of its operations in late 2001. Fine Chemicals' 2001 financial performance was adversely affected by the cost of start-up activities and production inefficiencies associated with the launch of several new products.

Sales for Fine Chemicals totaled $52 million in 2002, compared to $38 million for 2001. The improved sales volume in 2002 results from improved sales and marketing strategies and increased sales from new products launched in 2001.

Fourth quarter operating profit for Fine Chemicals totaled $4 million compared to $1 million in the prior year, reflecting the benefit of 2001 restructuring activities and higher margin products. Sales for the quarter totaled $24 million compared to $28 million reported in the prior year's fourth quarter.

RESTRUCTURING AND UNUSUAL ITEMS
The following table summarizes the activity in restructuring and unusual charges (in millions):

                                                             FOURTH QUARTER                   ANNUAL
                                                         ------------------------    ------------------------
                                                              2002          2001          2002          2001
RESTRUCTURING:
     GDX Automotive                                             $2           $10            $2           $29
     Fine Chemicals                                             --             1            --             1
     Corporate headquarters                                     --            10            --            10
                                                         ----------    ----------    ----------    ----------
                                                                $2           $21            $2           $40
                                                         ==========    ==========    ==========    ==========

UNUSUAL:
     Write-off GDSS in-process R&D                              $6            --            $6            --
     Purchase price adjustment on EIS sale                      --            --             6            --
     Gain on EIS sale                                                       (206)                       (206)
     Aerojet inventory write-down related to
     commercial reusable launch vehicle program                               48                          48
     Tax related (customer reimbursements of
     tax recoveries)                                            --            --            --             9
     Other                                                      --            (1)            3            (2)
                                                         ----------    ----------    ----------    ----------
                                                                $6         ($159)          $15         ($151)
                                                         ==========    ==========    ==========    ==========

     TOTAL RESTRUCTURING AND UNUSUAL ITEMS                      $8         ($138)          $17         ($111)
                                                         ==========    ==========    ==========    ==========


OTHER INFORMATION
Interest expense decreased to $16 million in 2002 from $33 million in 2001 due to lower debt levels and lower interest rates. Average debt balances during 2002 were approximately $285 million compared to $408 million during 2001. The Company's average interest rates decreased to 5.2 percent in 2002 from 7.7 percent in 2001. Long-term debt increased from $214 million as of November 30, 2001 to $387 million as of November 30, 2002 due to the acquisition of GDSS and increased working capital requirements, including requirements for Aerojet programs.

Corporate and other expenses in 2002 were $25 million compared to $4 million in 2001. The increase in 2002 is due primarily to $7 million in costs for the accounting review related to the restatement of prior years' financial results, as announced March 6, 2002, and lower income from employee retirement plans of $6 million. Also, corporate and other expenses in 2001 included a gain of $11 million related to the settlement of foreign currency forward contracts. Corporate and other expenses included amortization of debt financing costs of $4 million in 2002 and $3 million in 2001.

The Company's effective tax rate in 2002 was 28 percent compared to 32 percent in 2001. The Company's tax provision in 2002 was favorably impacted by income tax settlements and a charitable gift of real property.

BUSINESS OUTLOOK
The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any mergers, acquisitions, asset sales or other strategic transactions that may be completed after November 30, 2002.

The Company expects net earnings in 2003 to be lower than 2002 primarily attributable to the decrease in pre-tax income from employee retirement benefit plans of $37 million in 2002 to a minimal amount of income or expense for 2003. The Company expects diluted earnings per share for 2003 to be in the range of $0.41 to $0.46 per share and for the first quarter to be in the range of $0.04 to $0.06 per share. Excluding income from employee retirement benefit plans, the Company expects 2003 net earnings from operations to increase by approximately 20 percent over 2002.

The Company's GDX Automotive segment is forecasting 2003 sales to be in the range of $700 to $730 million. This forecast reflects a reduction when compared to 2002 sales, and is driven primarily by a combination of anticipated OEM price reductions and the discontinuation of unprofitable platforms. GDX Automotive expects its segment operating profit margins to be between 5.5 percent and 7.0 percent in 2003. GDX Automotive expects to continue realizing production efficiencies from its continuing consolidation and integration efforts. However, results are largely dependent on vehicle sales and production rates associated with platforms for which the segment provides parts.

The Company's Aerospace and Defense segment is forecasting 2003 sales to be in the range of $265 to $275 million. Expected 2003 sales increases are partially offset by NASA funding issues, which resulted in the cancellation of the COBRA booster engine program. In addition, fiscal 2002 sales included sales from a NASA X-38 De-Orbit Propulsion Stage contract, which was completed in 2002. Aerojet's projected 2003 segment operating profit margin is expected to be between 11.0 percent and 13.0 percent.

The Company's Fine Chemicals segment is forecasting 2003 sales in the range of $52 million to $57 million and operating margins between 6.5 percent and 8.5 percent. During 2002, Fine Chemicals' increased production volumes and focus on improving operational and manufacturing efficiencies yielded improved operating margins, a trend that is expected to continue into 2003.

Interest expense is forecasted to total $22 million to $26 million in 2003. A portion of the Company's debt carries variable interest rates; material changes in interest rates could impact this forecast.

The tax rate for 2003 is expected to be approximately 38 percent compared to 28 percent in 2002.

Depreciation and amortization is expected to be in the range of $67 million to $70 million in 2003.

Capital spending is expected to be in the range of $50 million to $60 million in 2003.

FORWARD LOOKING STATEMENTS
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release and in subsequent discussions with the Company's management, other than historical information, may be deemed to be forward-looking statements. These statements may present (without limitation) management's expectations, beliefs, plans and objectives, future financial performance and assumptions or judgments concerning such matters. A variety of factors could cause actual results or outcomes to differ materially from those expected by the Company and expressed in the Company's forward-looking statements.

Some important risk factors that could cause the Company's actual results or outcomes to differ from those expressed in its forward-looking statements include, but are not limited to, the following:

o Legal and regulatory developments that may have an adverse impact on the Company or its segments. For example:

     -- The reported results of the Company's operations and financial condition could be adversely impacted if the judgment order in the amount of approximately $29 million entered November 21, 2002 against GenCorp in GenCorp Inc. v Olin Inc. (U.S. District Court for the Northern District of Ohio, Eastern Division) is, notwithstanding the Company's current position, determined to be an enforceable judgment.

     -- Restrictions on real estate development that could delay the Company's proposed real estate development activities.

     -- A change in toxic tort or asbestos litigation trends which is adverse to the Company.

     --   Changes in international tax laws or currency controls.

o Changes in Company-wide or business segment strategies, which may result in changes in the types or mix of business in which the Company is involved or chooses to invest.

o Changes in U.S., global or regional economic conditions, which may affect, among other things, 1) consumer spending on new vehicles which could reduce demand for products from the GDX Automotive segment, 2) customer funding for the purchase of Aerospace and Defense products and impact the segment's business base and, as a result, impact its ability to recover environmental costs, 3) health care spending and demand for the pharmaceutical ingredients produced by Fine Chemicals, 4) the Company's ability to successfully complete its real estate activities, and 5) the funded status and costs related to employee retirement benefit plans.

o Changes in U.S. and global financial and equity markets, including market disruptions and significant interest rate fluctuations, which may impede the Company's access to, or increase the cost of, external financing for its operations and investments.

o Increased competitive pressures, both domestically and internationally which may, among other things, affect the performance of the Company's businesses. For example:

     - The automotive industry is increasingly outsourcing the production of key vehicle sub-assemblies. Accordingly, industry suppliers, such as the Company's GDX Automotive segment, will need to demonstrate the ability to be a reliable supplier of integrated components to maintain and expand their market share.

     - Consolidation in the aerospace and defense industry has been underway for several years. The resulting reduction in the number of prime contractors, increased scale of certain competitors and the reduction in alternative suppliers could negatively affect the Aerospace and Defense segment's ability to expand.

o Labor disputes, which may lead to increased costs or disruption of operations in the Company's GDX Automotive, Aerospace and Defense and Fine Chemicals segments.

o Changes in product mix, which may affect automotive vehicle preferences and demand for the Company's GDX Automotive segment's products.

o Technological developments or patent infringement claims which may impact the use of critical technologies in the Company's GDX Automotive, Aerospace and Defense and Fine Chemicals segments leading to reduced sales and/or increased costs.

o An unexpected adverse result or required cash outlay in the toxic tort cases, environmental proceedings or other litigation, or change in proceedings or investigations pending against the Company.

These and other factors are described in more detail in the Company's Annual Report on Form 10-K for the year ended November 30, 2001 and its subsequent periodic and other filings with the Securities and Exchange Commission. Additional risks may be described from time to time in future filings with the U.S. Securities and Exchange Commission. All such risk factors are difficult to predict, contain material uncertainties that may affect actual results, and may be beyond the Company's control.

GenCorp is a multi-national, technology-based manufacturer with operations in the automotive, aerospace, defense and pharmaceutical fine chemicals industries. Additional information about GenCorp can be obtained by visiting the Company's web-site at http://www.GenCorp.com.








                               (Tables to Follow)

BUSINESS SEGMENT INFORMATION
GenCorp Inc.

                                                            THREE MONTHS ENDED                    YEAR ENDED
-------------------------------------------------------------------------------------------------------------------------
                                                        NOVEMBER 30,      November 30,    NOVEMBER 30,     November 30,
(Dollars in millions,                                      2002              2001             2002             2001
    except per-share data)                                      (UNAUDITED)                       (UNAUDITED)
-------------------------------------------------------------------------------------------------------------------------
NET SALES
GDX Automotive                                            $   217           $   210         $   806           $   808
Aerospace and Defense                                          76               129             277               640
Fine Chemicals                                                 24                28             52                 38
-------------------------------------------------------------------------------------------------------------------------
                                                          $   317           $   367         $ 1,135           $ 1,486
-------------------------------------------------------------------------------------------------------------------------
INCOME FROM OPERATIONS
GDX Automotive                                            $    13           $    (3)        $    38           $    (4)
Aerospace and Defense                                          15                45              59               131
Fine Chemicals                                                  4                 1               3               (14)
Restructuring charge                                           (2)              (11)             (2)              (30)
Unusual items                                                  (6)              158             (12)              149
-------------------------------------------------------------------------------------------------------------------------
SEGMENT OPERATING PROFIT                                       24               190              86               232
Interest expense                                               (5)               (5)            (16)              (33)
Corporate and other expenses                                   (4)               (4)            (25)               (4)
Restructuring charge                                            -               (10)              -               (10)
Unusual items                                                   -                 1              (3)                2
-------------------------------------------------------------------------------------------------------------------------
             INCOME BEFORE INCOME TAXES                        15               172              42               187
-------------------------------------------------------------------------------------------------------------------------
Income tax provision                                           (2)              (66)            (12)              (59)
-------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                $    13           $   106         $    30           $   128
=========================================================================================================================

BASIC EARNINGS PER COMMON SHARE:                          $  0.30           $  2.49         $  0.71           $  3.03

DILUTED EARNINGS PER COMMON SHARE:                        $  0.28           $  2.47         $  0.69           $  3.00

SHARES USED FOR CALCULATION OF EARNINGS PER COMMON
    SHARE (IN THOUSANDS):
Basic                                                      42,971            42,518          42,830            42,228
Diluted                                                    51,174            42,911          48,562            42,583

-------------------------------------------------------------------------------------------------------------------------
Capital expenditures                                      $    14           $   20          $    45           $    49
Depreciation and amortization                             $    18           $   19          $    66           $    77
-------------------------------------------------------------------------------------------------------------------------


CONDENSED CONSOLIDATED BALANCE SHEET
GenCorp Inc.

-----------------------------------------------------------------------------------------------------------
                                                                           NOVEMBER 30,       November 30,
(Dollars in millions)                                                          2002               2001
-----------------------------------------------------------------------------------------------------------
                                                                                   (UNAUDITED)
                                ASSETS
Cash and equivalents                                                         $    48            $    44
Accounts receivable                                                              139                173
Inventories, net                                                                 167                167
Recoverable from U.S. government and other third parties for
environmental remediation                                                         24                 18
Current deferred income tax                                                       --                 14
Prepaid expenses and other                                                         5                  4
-----------------------------------------------------------------------------------------------------------
                         TOTAL CURRENT ASSETS                                    383                420
Property, plant and equipment, net                                               481                454
Recoverable from U.S. government and other third parties
   for environmental remediation                                                 208                140
Deferred income taxes                                                              9                  6
Prepaid pension asset                                                            337                287
Goodwill, net                                                                    126                 65
Other noncurrent assets, net                                                      92                 96
-----------------------------------------------------------------------------------------------------------
                                                                             $ 1,636            $ 1,468
===========================================================================================================
                 LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term borrowings and current portion of long-term debt                  $    22            $    17
Accounts payable                                                                  89                140
Reserves for environmental remediation                                            39                 35
Income taxes payable                                                              22                 29
Current deferred income taxes                                                      1                 --
Other current liabilities                                                        200                220
-----------------------------------------------------------------------------------------------------------
                       TOTAL CURRENT LIABILITIES                                 373                441
Long-term debt, net of current portion                                           365                197
Postretirement benefits other than pensions                                      176                194
Reserves for environmental remediation                                           301                244
Other noncurrent liabilities                                                      61                 82
Total shareholders' equity                                                       360                310
-----------------------------------------------------------------------------------------------------------
                                                                             $ 1,636            $ 1,468
===========================================================================================================
